Exhibit 99.1

Soluna Holdings, Inc. Announces October Site Level Financials

Actively working with Regulators to bring Dorothy Online. Continue Delivering Increased Hashrate and Healthy Margins

ALBANY, NY, December 8, 2022 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for Bitcoin mining and other intensive computing, today announced the release of its October site level financials.

Michael Toporek, CEO of Soluna Holdings, stated, “Soluna is actively working with regulators to bring Project Dorothy online and thereby scale the company’s operations. During this period we have taken important steps to improve our near term liquidity and increase hashrate.”

Key Summary Highlights:

●	Average BTC mined declined by 1% versus September

●	Operating efficiencies drive average hashrate to a new monthly record of 919.7 PH/s, previous high of 896.62 achieved in May 2022

○	Average hashrate increased 3% from September

●	Cash Contribution margins remained healthy but declined from September as a result of increased power prices in October

●	Power Costs Declined in November and expected to continue to decline in December

A presentation and corresponding video are available on the Company’s website here. In connection with the table below, see reconciliation of non-GAAP results of operations to the nearest comparable GAAP measures in the appendix to the presentation available on the Company’s website.

Revenue & Contribution Margin Summary:

*all numbers below exclude legacy hosting

** New Hosting contract as of September 2022 passes 100% of power costs on to hosted customer. For the purpose of comparison to prior periods, $276 and $338 thousand in power costs were charged to the hosted customer in September and October, respectively.

($ in 000s, Unaudited)					(Estimate)
	FY 21	Q1 2022	Q2 2022	Q3 2022	October 2022
Revenue	$13,010	$9,316	$8,676	$6,372	$1,640

Cash Contribution Margin	$8,888	$5,206	$5,007	$1,194	$365

Annualized Revenue	$13,010	$37,264	$34,704	$25,490	$19,680

Annualized Contribution Margin	$8,888	$20,824	$20,028	$4,774	$4,380

Note: Represents non-GAAP financial metrics.

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as Bitcoin mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Contact Information

Philip F. Patman, Jr.

Chief Financial Officer

Soluna Holdings, Inc.

ppatman@soluna.io

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

SLNH@mzgroup.us

561 489 5315